GECapital Underwriting Syndicate Members


Castle Oak Securities, L.P.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers, Inc.
Robert Van Securities, Inc.
Samuel A. Ramirez & Co., Inc.
The Williams Capital Group, L.P.
Utendahl Capital Partners, L.P.